Exhibit 10.2

PERNIX THERAPEUTICS HOLDINGS, INC.
2017 OMNIBUS INCENTIVE PLAN

FORM OF RESTRICTED STOCK UNIT AGREEMENT

Pernix Therapeutics Holdings, Inc., a Maryland corporation (the "Company"), hereby grants restricted stock units relating to shares of its common stock, par value $0.01 per share (the "Common Shares"), to the Grantee named below (the "RSUs"). Additional terms and conditions of the grant are set forth on this cover sheet and in the attached Restricted Stock Unit Agreement (together, the "Agreement"), and in the Company's 2017 Omnibus Incentive Plan (as further amended from time to time, the "Plan").

Grantee Name: ___________________________________

Grant Date: ____________________________________

Number of Restricted Stock Units: ______________________

Vesting Start Date: ________________________________

Vesting Schedule: ________________________________

By your signature below, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which will be provided on request. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan. Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

Grantee:	_________________________________________________	Date:	__________________________________
(Signature)

Company:	_________________________________________________	Date:	__________________________________
(Signature) [Name] [Title]

Attachment

This is not a share certificate or a negotiable instrument.

PERNIX THERAPEUTICS HOLDINGS, INC.
2017 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT
Restricted Stock Units

This Agreement evidences the grant of RSUs in the number set forth on the cover sheet of this Agreement and subject to the vesting and other terms and conditions set forth in this Agreement and in the Plan. Each RSU represents the right to receive one Common Share, subject to the terms and conditions set forth in this Agreement and the Plan.

Vesting

The RSUs will vest in accordance with the Vesting Schedule set forth on the cover sheet of this Agreement, subject to your continued Service through the applicable vesting date.

Unless the termination of your Service triggers accelerated vesting or other treatment of your RSUs pursuant to the terms of the Plan, you immediately and automatically will forfeit to the Company all of your unvested RSUs in the event your Service terminates for any reason.

Change in Control	In the event of a Change in Control, your RSUs will be treated in the manner provided in Sections 16.3 and 16.4 of the Plan.
Leaves of Absence

For purposes of the RSUs, your Service does not terminate when you go on a bona fide employee leave of absence that the Company approves in writing if the terms of the leave provided for continued Service crediting or when continued Service crediting is required by Applicable Law or contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employment. The Company, in its sole discretion, determines which leave counts for this purpose and when your Service terminates for all purposes under the Plan.

Dividend Equivalents

If the Company declares one or more ordinary cash dividends on the Common Shares during the period commencing on the Grant Date and ending on and including the day immediately preceding the day on which the Common Shares subject to the RSUs are issued to you, then, on the date each such dividend is paid to the holders of Common Shares, the Company shall credit to a dividend equivalent bookkeeping account the value of each such dividend that would have been paid to you if the outstanding RSUs at the time of the declaration of the dividend were outstanding Common Shares. At the same time that the corresponding RSUs are converted to Common Shares and issued to you, the Company shall pay to you a lump sum cash payment equal to the value of the dividend equivalents credited to your dividend equivalent bookkeeping account that correspond to such RSUs that have become vested; provided, however, that any dividend equivalents that were credited to your dividend equivalent bookkeeping account that are attributable to RSUs that have been forfeited shall be forfeited and not be payable to you. No interest shall accrue on any dividend equivalents credited to your dividend equivalent bookkeeping account. Notwithstanding anything to the contrary in this Agreement, if the RSUs are scheduled to vest and be settled between a dividend record date and a dividend payment date, then dividend equivalents with respect to such dividend will be credited to your dividend equivalent bookkeeping account and paid to you on the dividend payment date for such dividend, but in no event later than March 15th following the date on which the RSUs vest.

Evidence of Issuance

The issuance of Common Shares with respect to the RSUs will be evidenced in such a manner as the Committee, in its discretion, deems appropriate, including, without limitation, by book-entry or direct registration (including transaction advices), or the issuance of one or more share certificates.

Issuance	Issuance of the Common Shares underlying your vested RSUs shall be made within thirty (30) days after the applicable vesting date of your RSUs.
Withholding

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to you any federal, state, or local taxes of any kind required by Applicable Laws to be withheld with respect to the vesting of or other lapse of restrictions applicable to the RSUs. At the time of such vesting or lapse, you shall pay in cash to the Company or an Affiliate, as the case may be, any amount that the Company or such Affiliate may reasonably determine to be necessary to satisfy such withholding obligation; provided that if there is a same-day sale of Common Shares subject to the RSUs, you shall pay such withholding obligation on the day on which such same-day sale is completed. Subject to the prior approval of the Company or an Affiliate, which may be withheld by the Company or such Affiliate, as the case may be, in its sole discretion, you may elect to satisfy such withholding obligation, in whole or in part, (a) by causing the Company or such Affiliate to withhold Common Shares otherwise issuable to you or (b) by delivering to the Company or such Affiliate Common Shares already owned by you. The Common Shares so withheld or delivered shall have an aggregate Fair Market Value equal to such withholding obligation. The Fair Market Value of the Common Shares used to satisfy such withholding obligation shall be determined by the Company or such Affiliate as of the date on which the amount of tax to be withheld is to be determined. If you make such an election pursuant to this Agreement, then you may satisfy your withholding obligation only with Common Shares that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of Common Shares that may be withheld to satisfy any federal, state, or local tax withholding requirements upon the vesting or lapse of restrictions applicable to the RSUs or the payment of Common Shares pursuant to the RSUs, as applicable, may not exceed such number of Common Shares having a Fair Market Value equal to the maximum statutory amount required by the Company or the applicable Affiliate to be withheld and paid to any such federal, state, or local taxing authority with respect to such vesting, lapse of restrictions, or payment of Common Shares.

Transferability

To the extent not yet vested, the RSUs may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred or encumbered by you in any manner, whether by operation of law or otherwise. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the RSUs, or levy of attachment or similar process upon the RSUs, shall be null and void and without effect.

Retention Rights

This Agreement and the grant of the RSUs do not give you the right to be retained by the Company or any Affiliate in any capacity. Unless otherwise specified in any employment or other written agreement between you and the Company or any Affiliate, the Company and any Affiliate, as applicable, reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights

You have no rights as a shareholder of the Company until the Common Shares have been issued to you upon vesting of the RSUs and either a certificate evidencing the Common Shares has been issued to you or an appropriate entry has been made on the Company's books. No adjustments are made for dividends, distributions, or other rights if the applicable record date occurs before your certificate is issued or the appropriate book entry is made, except as described in the Plan.

The RSUs shall be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event that the Company is subject to such corporate activity.

Clawback

The RSUs are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to (x) any Company or Affiliate "clawback" or recoupment policy that is adopted to comply with the requirements of any Applicable Laws, or (y) any Applicable Laws which impose mandatory recoupment, under circumstances set forth in such Applicable Laws, and in the event of an inconsistency between (x) and (y), the provision of broader applicability shall apply.

Applicable Law

The validity and construction of this Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive laws of any other jurisdiction.

Entire Agreement

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the RSUs. Any prior agreements, commitments, or negotiations concerning the RSUs are superseded; except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement or any other written agreement between you and the Company or any Affiliate, as applicable, will supersede this Agreement with respect to its subject matter.

Data Privacy

To administer the Plan, the Company may process personal data about you. This data includes, without limitation, information provided in this Agreement and any changes to such information, other appropriate personal and financial data about you, including your contact information, payroll information and any other information that the Company deems appropriate to facilitate the administration of the Plan.

By accepting the RSUs, you give explicit consent to the Company to process any such personal data.

Code Section 409A

The grant of your RSUs under this Agreement is intended to comply with Section 409A of the Code ("Section 409A") or an exemption to Section 409A, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered in accordance with such intent. Notwithstanding anything to the contrary in this Agreement, neither the Company, any Affiliate, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A and neither the Company, any Affiliate, the Board, nor the Committee will have any liability to you for such tax or penalty.

To the extent that the RSUs constitute "deferred compensation" under Section 409A, a termination of Service occurs only upon an event that would be a "separation from service" within the meaning of Section 409A. If, at the time of your separation from service, (i) you are a "specified employee" within the meaning of Section 409A, and (ii) the Company makes a good faith determination that an amount payable on account of your separation from service constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A to avoid taxes or penalties under Section 409A (the "Delay Period"), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after the Delay Period (or upon your death, if earlier), without interest. Each installment of RSUs that vests under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.

Disclaimer of Rights

The grant of RSUs under this Agreement will in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to you. You will have no rights under this Agreement or the Plan other than those of a general unsecured creditor of the Company. RSUs represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the Plan and this Agreement.

Notice Delivery

By accepting the RSUs, you agree that notices may be given to you in writing either at your home or mailing address as shown in the records of the Company or any Affiliate or by electronic transmission (including e-mail or reference to a web site or other URL) sent to you through the normal process employed by the Company or any Affiliate, as applicable, for communicating electronically with its employees.

By signing this Agreement, you agree to all of the terms and conditions described above and in the Plan.